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                                                                    Exhibit 4.50



                            SECURED PROMISSORY NOTE
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U.S. $80,000                                                  Tampa, Florida
                                                              September 30, 1999


         FOR VALUE RECEIVED, PODS, Inc. (the "Maker") hereby promises to pay to the order of PowerCerv Technologies Corporation, a Florida corporation, together with any holder hereof (collectively, the "Holder"), at 400 North Ashley Drive, Suite 2700, Tampa, Florida 33602, or such other place as the Holder may from time to time designate in writing, the principal sum of EIGHTY THOUSAND DOLLARS ($80,000), to be paid in lawful money of the United States of America. The Maker hereby further agrees to the following terms, conditions, and promises:

         1. Interest. Interest shall accrue daily on the outstanding principal balance of this Note at a rate that is equal to 10% per annum, simple interest, until this Note is paid in full.

         2. Payment. This Note shall be paid in full on or before September 30, 2003 in an amount equal to $80,000 plus all accrued interest thereon.

         3. Acceleration; Collection; Prepayment. If (i) any payment under this Note is not paid when due and remains unpaid for more than ten (10) days after it was due (an "Event of Default"), the entire principal amount outstanding shall at once become due and payable at the option of the Holder. The Holder may exercise this option to accelerate during any Event of Default regardless of any prior forbearance by the Holder. Should it become necessary to collect the indebtedness evidenced by this Note through an attorney, by legal proceedings, or otherwise, the Maker promises to pay all costs of collection, including a reasonable attorney's fee for legal services rendered prior to the institution of legal proceedings and during all trial and appellate court proceedings. This Note may be prepaid in full or in part at any time during the term hereof.

                  3.1 Equity Transaction Trigger Event. In the event the Maker experiences a significant equity transaction ("Equity Transaction") this Note will be due and payable within five (5) business days of such event. An Equity Transaction shall include, but not be limited to, the following types of transactions: (a.) a public offering of the Makers stock; or (b.) a substantial private placement of equity in excess of thirty percent (30%) of the Makers paid in equity, or (c.) a merger or acquisition involving all or substantial all of the Makers assets.

         4. Security. This Note is secured by a security interest in the software (the "Software") as described in the License Agreement, Schedule A by and between Maker and Holder, pursuant to that certain License Agreement of even date herewith by and between the Maker and the Holder. Holder shall have the right to disable the Software remotely if, at any time, payment is not made in accordance with this Note.

         5. Assignment; Inspection: Maker has no right to sell, transfer, assign, sublease or encumber the Software or this Note without the consent of Holder, such consent not to be unreasonably withheld. Holder may sell, transfer, assign, or encumber this Note. Maker agrees that if it sells, transfers, assigns or encumbers this Note, the assignee will have the rights and benefits that Holder assigns to the assignee and will not have to perform any of Holders obligations. Maker agrees that the rights of the assignee will not be subject to any claims, defenses or set-offs that Maker may have against Holder. Holder and Holder's agents and representatives shall have the right at any time during regular business hours to inspect the Software and for that purpose to have access to the location of the Software.

         6.       Miscellaneous.
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                  (a)      The Maker of this Note shall pay any and all taxes,
including documentary stamps, associated with the execution of this Note.

                  (b) This Note shall be governed and construed in accordance with the laws of the State of Florida, without reference to principles of choice of law thereunder. The exclusive venue for any judicial or arbitration proceedings arising out of this Note or the obligations hereunder shall be in the state courts of the State of Florida located in Hillsborough County, Florida.

                  (c) As it is the intent of all parties to this transaction to abide by the interest limitations of any applicable usury law, it is expressly agreed, anything herein to the contrary notwithstanding, that the Holder shall not be allowed or entitled to collect any interest (or any sum which is considered interest by law) which is in excess of any legal rate applicable hereto. Should any amount be collected hereunder which would cause the interest to exceed said lawful rate, such part of said amount in excess of the lawful rate shall automatically be credited to principal, or, if all principal amounts have been paid, shall be refunded to the Maker. The provisions of this Note are hereby modified to the extent necessary to conform with the limitations and provisions of this paragraph. This paragraph shall govern over all other provisions in any document or agreement now or hereafter existing. This paragraph shall never be superseded or waived unless there is a written document executed by the Holder and the Maker expressly declaring the usury limitation of this Note to be null and void, and no other method or language shall be effective to supersede or waive this paragraph.



                                          By: /s/ C. William Ash
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                                          Name:   C. William Ash
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                                          Title:  Vice President
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                                          Date:        9/29/99
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